EXHIBIT 99

                                [GRAPHIC OMITTED]

                      International DisplayWorks to Present
                  at Needham Growth Conference January 13, 2005


                             FOR IMMEDIATE RELEASE

For additional information contact:
Tom Lacey, CEO                              or       Matthew Hayden, President
International DisplayWorks, Inc.                     Hayden Communications, Inc.
(916) 415-0864                                       (843) 272-4653
                                                      matt@haydenir.com


ROCKLIN, Calif., -- January 5, 2005-- International DisplayWorks, Inc. (IDW) (OTC/BB: IDWK) a designer and manufacturer of high-quality liquid crystal displays (LCDs), modules and assemblies, today announced its Chairman and Chief Executive Officer, Tom Lacey, will present at the Seventh Annual Needham & Company Growth Conference January 10-14, 2005. The conference is hosted at the New York Palace Hotel in New York City. International DisplayWorks will present from 3-3:30 p.m. (Eastern) on January 13, with a breakout session immediately following in the Campbell Room.


Mr. Lacey will discuss the Company's growth strategy, its diversified customer base, and recent progress relating to its new LCD manufacturing equipment used in the production of advanced displays, including both color (CSTN) and TFT modules. Mr. Lacey will also discuss the Company's operating performance which resulted in record revenues for both the fourth quarter and fiscal 2004 year compared to prior-year periods, accompanied by a significant increase in operating and net income. Following the presentation, Mr. Lacey will be available for one-on-one breakout meetings with analysts and investors. Interested parties should contact Hayden Communications at (843) 272-4653 to schedule meetings.


About International DisplayWorks


International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM and EMS applications. IDW operates 410,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately more than 2,000 people. Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwlcd.com.


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